Exhibit 10.6

LIMITED PARTNERSHIP AGREEMENT

OF

TCG CINCINNATI DRE LP

(A DELAWARE LIMITED PARTNERSHIP)

DATED AS OF JANUARY 12, 2012

TCG CINCINNATI DRE LP

ARTICLE 1 - DEFINITIONS		1
1.1	Definitions	1
ARTICLE 2 - ORGANIZATION; POWERS		1
2.1	Formation	1
2.2	Powers	1
ARTICLE 3 - PARTNERS		2
3.1	Names, Addresses and Subscriptions.	2
3.2	Limited Partners	2
3.3	Management and Control of Partnership.	4
ARTICLE 4 - REAL ESTATE INVESTMENTS AND LIMITATIONS		6
4.1	Investment Objectives	6
4.2	Limitations	6
4.3	Retention of Distributable Proceeds.	7
4.4	Borrowing and Guarantees.	7
4.5	Permitted Temporary Investments	8
ARTICLE 5 - FEES AND EXPENSES; GENERAL PARTNER LOANS		8
5.1	Organizational Expenses	8
5.2	Management Fee.	8
5.3	Acquisition Fee.	8
5.4	Operating Expenses,	9
5.5	Salaries of Principals	9
5.6	General Partner Loans	9
ARTICLE 6 - CAPITAL OF THE PARTNERSHIP		10
6.1	Obligation to Contribute.	10
6.2	Call Notices	10
6.3	Contributions	11
6.4	Failure to Make Required Payment.	11
6.5	Admission After Initial Closing Date.	16

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(continued)

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(continued)

Signature Pages of Partners

Appendix I     Definitions

Schedule A     Names, Addresses, and Subscriptions of Limited Partners

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TCG CINCINNATI DRE LP

LIMITED PARTNERSHIP AGREEMENT

Limited Partnership Agreement (this “Agreement”), dated as of this 12th day of January, 2012, by and among Trident Cincinnati DRE Management LLC, a limited liability company organized under the laws of the State of Delaware, as the General Partner, and the Persons listed in Schedule A, as Limited Partners.

ARTICLE 1 - DEFINITIONS

1.1  Definitions.

Capitalized terms used herein and not otherwise defined have the meanings assigned to them in Appendix I hereto.

ARTICLE 2 - ORGANIZATION; POWERS

2.1 Formation.

TCG Cincinnati DRE LP is a limited partnership formed pursuant to the provisions of the Delaware Revised Uniform Limited Partnership Act (the “Delaware Act”). The Certificate of Limited Partnership (“Certificate”) of the Partnership was filed with the Secretary of State of Delaware on January 12, 2012 (the “Commencement Date”).

2.1.1 Name.

The name of the Partnership is “TCG CINCINNATI DRE LP.” The Partnership shall have the exclusive ownership and right to use the Partnership name as long as the Partnership continues.

2.1.2 Address.

The principal office of the Partnership shall be located at 40 Grove Street, Suite 250 , Wellesley, Massachusetts 02482. The initial address of the Partnership’s registered office in Delaware is 1209 Orange Street, Wilmington, County of New Castle, and its initial registered agent at such address for service of process is The Corporation Trust Company, Corporation Trust Center. The General Partner may change the locations of the principal office and registered office of the Partnership to such other locations, and may change the registered agent of the Partnership in Delaware to such other Person, as the General Partner may specify from time to time in a written notice to the Limited Partners.

2.2 Powers.

Subject to all of the provisions of this Agreement, the Partnership may engage in any lawful activity for which limited partnerships may be organized under the laws of the State of Delaware, and shall have all the powers available to it as a limited partnership organized under the laws of the State of Delaware.

ARTICLE 3 - PARTNERS

3.1  Names, Addresses and Subscriptions.

The name, address and Subscription with respect to each Partner are set forth in Schedule A. The General Partner shall cause Schedule A to be revised, without the necessity of obtaining the consent of any Limited Partner, to reflect any changes in the identity, addresses or Subscriptions of the Partners occurring pursuant to the terms of this Agreement.

The Partnership shall not admit foreign Persons or Persons who are retirement or other plans subject to the Employee Retirement Income Security Act of 1974, as amended, or Section 4975 of the Code.

3.2  Limited Partners.

3.2.1 Limited Liability.

The liability of each of the Limited Partners to the Partnership under the Delaware Act and this Agreement shall be limited to (a) any unpaid capital contributions that such Limited Partner agreed to make to the Partnership pursuant to Article 6 and (b) the amount of any distribution that such Limited Partner is required to return to the Partnership pursuant to the Delaware Act; and (c) the unpaid balance of any other payments that such Limited Partner is expressly required, except that the amount described in the foregoing (a) shall not exceed such Partner’s Subscription. The foregoing shall not in any way limit the liability of any Limited Partner to the Partnership under any other agreement with the Partnership or the General Partner.

3.2.2 Effect of Death, Dissolution or Bankruptcy.

Upon the death, incompetence, bankruptcy, insolvency, liquidation or dissolution of a Limited Partner, the rights and obligations of that Limited Partner under this Agreement shall inure to the benefit of, and shall be binding upon, that Limited Partner’s successor(s), estate or legal representative, and each such Person shall be treated as an assignee of that Limited Partner’s interest for purposes of Article 11 until such time as such Person may be admitted as a Limited Partner pursuant to that Article.

3.2.3 No Control of Partnership.

3.2.3.1 General provisions.

No Limited Partner shall have the right or power to: (a) withdraw any of its Contributions or reduce its Subscription except as otherwise provided herein; (b) cause the dissolution and winding up of the Partnership except as otherwise provided herein; or (c) demand or receive property in a form other than cash except as otherwise provided herein.

3.2.3.2 No power to bind Partnership.

No Limited Partner, in that Person’s capacity as such, shall take any part in the control of the affairs of the Partnership, undertake any transactions on behalf of the Partnership, or have any power to sign for or otherwise to bind the Partnership.

3.2.3.3 Permitted powers and actions.

Limited Partners may, to the extent expressly provided in this Agreement, possess or exercise any of the powers, or have or act in any of the capacities, permitted under Section 17-303(b) of the Delaware Act for limited partners who are deemed thereby not to participate in the control of the affairs of a limited partnership.

3.2.4 Admission of Additional Limited Partners.

3.2.4.1 Additional Subscriptions before Final Closing Date.

Subject to the provisions of this Agreement, during the period from the Initial Closing Date through the Final Closing Date, the General Partner is authorized, but not obligated, to accept additional Subscriptions from Limited Partners and to select and admit other Persons to the Partnership as additional Limited Partners. Any such additional Subscriptions may be accepted and any such additional Limited Partners may be admitted to the Partnership only if immediately after the Partnership’s acceptance of such additional or initial Subscriptions, the aggregate subscriptions of all Limited Partners do not exceed $4,320,000.

3.2.4.2 Additional Subscriptions thereafter.

After the Final Closing Date, the General Partner, with the consent of the Limited Partners holding at least two-thirds (2/3) of the total Subscriptions, is authorized to select and admit one or more Persons to the Partnership as additional Limited Partners or accept additional Subscriptions from the Limited Partners. The terms of any such admission or additional Subscription shall be fixed by the General Partner at the time of such admission or such additional Subscription, with the consent of the Limited Partners holding at least two-thirds (2/3) of the total Subscriptions prior to such admission or additional Subscription.

3.2.4.3 Accession to Agreement; consents of other Limited Partners,

Each Person who is to be admitted as an additional or substitute Limited Partner pursuant to this Agreement shall accede to this Agreement by executing, together with the General Partner, a counterpart signature page to this Agreement providing for such admission, which shall be deemed for all purposes to constitute an amendment to this Agreement providing for such admission, but shall not require the consent or approval of any other Partner.

(a)	The General Partner shall make any necessary filings with the appropriate governmental authorities and take such actions as are necessary under applicable law to effectuate such admission.

(b)	The admission of an additional or substitute Limited Partner to the Partnership shall be effective upon the execution of such counterpart signature page to this Agreement or such later effective date as is set forth in any written agreement executed by the General Partner and such newly admitted Partner.

3.3  Management and Control of Partnership.

3.3.1 Management by General Partner.

As among the Partners, the management, policies and control of the Partnership shall be vested exclusively in the General Partner.

3.3.2 Powers of General Partner.

3.3.2.1 General.

Except as otherwise expressly provided herein, the General Partner shall have the complete and exclusive control of the management and conduct of the business of the Partnership and the Subsidiaries and the authority to do all things necessary or appropriate to carry out the purposes of the Partnership without any further act, vote or approval of any Limited Partner and shall have all rights and powers with respect to the Partnership which may be vested in a general partner under Delaware law. Without limiting the generality of the foregoing, the General Partner is authorized to take the following actions on behalf of the Partnership and each of the Subsidiaries, subject to any applicable restrictions in this Agreement:

(a)	To undertake any of the activities set forth in Section 2.2 of this Agreement;
(b)	To acquire, own, manage, lease, finance, refinance, sell and/or otherwise deal with the Real Estate Assets;
(c)	To acquire real and/or personal property required or desirable in connection with the Real Estate Assets;
(d)	To assume the obligations of the buyer under the Purchase Agreement, to amend the Purchase Agreement and to consummate and close the transactions described in the Purchase Agreement;
(e)	To borrow money, issue evidence of indebtedness and otherwise to procure credit for the Partnership and each of the Subsidiaries, to guarantee liabilities of third parties, to hedge interest rate changes on borrowings, to hedge changes in foregoing currency exchange rates, to use as collateral for any such obligations the Real Estate Assets or any other assets of the Partnership and/or the Subsidiaries, and to prepay in whole or in part, refinance, increase, modify or extend such obligations;
(f)	To hold, operate and maintain assets in the name of the Subsidiaries;

(g)	To maintain such insurance as the General Partner may deem appropriate to protect the assets and interests of the Partnership and each of the Subsidiaries and to satisfy any contractual undertakings of the Partnership and any of the Subsidiaries;
(h)	To establish reserves for any Partnership purposes and to fund such reserves with any assets of the Partnership or the Subsidiaries, including, without limitation, borrowed funds or proceeds from investments;
(i)	To enter into construction management, property management, leasing, financing, development, sales, servicing and special servicing or other service provider arrangements with respect to any asset of the Partnership or the Subsidiaries, including, without limitation, agreements that provide for incentive compensation;
(j)	To enter into transactions with Affiliates of the General Partner (subject to Section 3.3.3.1 below); and
(k)	To sell any assets of the Partnership or cause the Subsidiaries to sell any of their respective assets.

3.3.2.2 Tax Matters Partner.

(a)	The tax matters partner, as defined in Section 6231 of the Code, of the Partnership (the “Tax Matters Partner”) shall be the General Partner,
(b)	The General Partner shall receive no additional compensation from the

Partnership for its services as Tax Matters Partner, but all expenses incurred by the Tax Matters Partner (including professional fees for such accountants, attorneys and agents as the Tax Matters Partner in its discretion determines are necessary to or useful in the performance of its duties in that capacity) shall be borne by the Partnership.

(e)	The General Partner shall be entitled to exculpation and indemnification with respect to any action it takes or fails to take as Tax Matters Partner with respect to any administrative or judicial proceeding involving “partnership items” (as defined in Section 6231 of the Code) of the Partnership to the extent provided under Article 12.

3.3.2.3 Right to rely on authority of General Partner.

No Person that is not a Partner, in dealing with the General Partner, shall be required to determine the General Partner’s authority to make any commitment or engage in any undertaking on behalf of the Partnership, or to determine any fact or circumstance bearing upon the existence of the authority of the General Partner, Any contract, instrument or act of the General Partner on behalf of the Partnership or the Subsidiaries shall be conclusive evidence in favor of any third party dealing with the Partnership or the Subsidiaries that the General Partner has the authority, power, and right to execute and deliver such contract or instrument and to take such action on behalf of the Partnership or the Subsidiaries,

3.3.2.4 Certain Decisions.

Notwithstanding anything to the contrary set forth in this Agreement, the General Partner may cause the Partnership to take the following actions only with the prior written consent of Partners (which, for avoidance of doubt, may include the General Partner) holding at least two thirds (2/3) of the total Subscriptions:

(a)	Sell, convey, exchange or otherwise transfer any of the Real Estate Assets (or cause any of the Subsidiaries to do the same).
(b)	Other than the Initial Financing cause the Subsidiaries to encumber their respective Real Estate Assets with mortgage financing.

3.3.3 Other Activities of Partners.

3.3.3.1 Permitted activities.

Each Partner agrees that, subject to the other provisions of this Agreement, any other Partner and its respective partners, members, stockholders, managers, officers, directors, employees, agents and Affiliates may invest, participate or engage in (for their own accounts or for the accounts of others), and/or may possess an interest in, other ventures and investment and professional activities of every kind, nature and description, independently or with others, including but not limited to: management of other entities which directly or indirectly invest in real estate; investment and brokerage in, financing, management, leasing and/or acquisition and/or disposition of real estate; investment and management counseling, including within the real estate industry; providing investment banking services, including within the real estate industry; or serving as officers, directors, managers, consultants, advisers or agents of other companies, partners of any partnership, members of any limited liability company or trustees of any trust (and may receive fees, commissions, remuneration or reimbursement of expenses in connection with these activities), whether or not such activities may conflict with any interest of the Partnership or any of the Partners. With respect to any transactions entered into between the Partnership and any Affiliate of the General Partner, the General Partner agrees that the terms of any such transactions shall be on an arms’ length basis and no less favorable than those terms that could be obtained from unaffiliated third parties.

ARTICLE 4 - REAL ESTATE INVESTMENTS AND LIMITATIONS

4.1  Investment Objectives.

The primary objective of the Partnership is to acquire, finance, refinance, lease, maintain, operate and dispose of the Real Estate Investments and/or the Real Estate Assets. Without limitation of the generality of the foregoing, the Partnership shall act as the managing member of each of the Subsidiaries.

4.2 Limitations

The Partnership shall not acquire directly or indirectly any Real Estate Investment in which the General Partner or any of its Affiliates have a direct or indirect interest.

4.3  Retention of Distributable Proceeds.

4.3.1 Retention.

The General Partner in its discretion may cause the Partnership to retain any amount of Distributable Proceeds that it reasonably deems necessary or advisable in order to enable the Partnership to satisfy its obligations to make the indemnification advances and payments required by Section 12.2, or to pay (or establish reserves for) current and reasonably anticipated future Partnership Expenses.

4.3.2 Required Distributions of Amounts Not Retained.

4.3.2.1 Distribution of Proceeds from Capital Transactions.

The Partnership shall distribute, in the manner required by Article 7, all Distributable Proceeds derived from the sale, financing or refinancing of the Real Estate Investments that are not expended or reserved pursuant to Section 4.3.1 as promptly as reasonably practicable after receipt thereof and, in any event, not later than 60 days after receipt thereof.

4.3.2.2 Distribution of other Proceeds from Real Estate Investments.

The Partnership shall distribute, in the manner required by Article 7, all Distributable Proceeds derived from the Real Estate Investments that are neither distributed pursuant to the provisions of Section 4.3.2.1 nor expended or reserved pursuant to Section 4.3.1 as promptly as reasonably practicable after then end of the fiscal quarter of the Partnership in which they are received and, in any event, not later than 30 days after the end of such fiscal quarter.

4.3.2.3 Distributable Proceeds from Other Sources.

The Partnership shall distribute, in the manner required by Article 7, all Distributable Proceeds that are neither distributed pursuant to the provisions of Sections 4.3.2.1 or 4.3.2.2 nor expended or reserved pursuant to Section 4.3.1 as promptly as reasonably practicable and, in any event, not later than 90 days after the end of the fiscal year or other fiscal period of the Partnership during which the event giving rise to such Distributable Proceeds occurred.

4.3.2.4 Subsidiaries.

The Partnership, in its exercise of authority over each of the Subsidiaries, shall cause the Subsidiaries to make distributions in accordance with the time frames set forth herein.

4.4  Borrowing and Guarantees.

The Partnership and the Subsidiaries may incur and refinance indebtedness of all types and guaranty the indebtedness of other Persons (including, without limitation, guarantees of the indebtedness of the Subsidiaries by the Partnership) in connection with the conduct of the business of the Partnership and the Subsidiaries. In connection with the incurrence and refinancing of such indebtedness and the making of such guaranties, the Partnership and the Subsidiaries may take all actions deemed necessary or desirable by the General Partner in connection therewith, including granting liens on the assets of the Partnership and/or the Subsidiary to secure such indebtedness or guaranties.

4.5  Permitted Temporary Investments.

The Partnership may make Temporary Investments.

ARTICLE 5 - FEES AND EXPENSES; GENERAL PARTNER LOANS

5.1  Organizational Expenses.

5.1.1 General.

The Partnership shall reimburse the General Partner and its Affiliates for all Organizational Expenses incurred by any of them. Reimbursements of Organizational Expenses shall be payable promptly upon the request of the Person entitled to reimbursement.

5.1.2 Limitation.

Organizational Expenses paid or reimbursed by the Partnership shall not exceed $250,000.

5.1.2.1 Partnership expense.

The Organizational Expenses shall not be considered a distribution of profits or a return of capital to any Person for any purpose under this Agreement, but shall constitute a Partnership Expense.

5.2  Management Fee.

5.2.1 General.

The Partnership shall pay to the General Partner a fee (the “Management Fee”) equal to Forty-Eight Thousand and 00/100 Dollars ($48,000.00) per annum (Four Thousand and 00/100 Dollars ($4,000.00) per month). The Management Fee shall be payable monthly in arrears.

5.2.2 Partnership expense.

The Management Fee shall not be considered a distribution of profits or a return of capital to any Person for any purpose under this Agreement, but shall constitute a Partnership Expense.

5.3  Acquisition Fee.

5.3.1 General.

The General Partner shall be paid a fee (the “Acquisition Fee”) equal to One Hundred Eighty Thousand and 00/100 Dollars ($180,000.00). The Acquisition Fee shall be payable by utilizing Contributions from the Limited Partners but not the General Partner. The Acquisition Fee shall be payable on the date of the acquisition of the Real Estate Assets by the Subsidiaries.

5.3.2 Partnership expense.

The Acquisition Fee shall not be considered a distribution of profits or a return of capital to any Person for any purpose under this Agreement, but shall constitute a Partnership Expense.

5.4  Operating Expenses.

The Partnership shall pay all of the operating expenses of the Partnership and each of the Subsidiaries, including, without limitation, travel, printing, legal, accounting, due diligence, administrative and any third party fees and expenses incurred in connection with the operation of the Partnership, the Subsidiaries or the acquisition, management, improvement, repair or disposition of the Real Estate Assets. The Partnership shall reimburse the General Partner and its Affiliates for all third party expenses incurred by such Person relating to the business of the Partnership and the Subsidiaries. The Partnership shall not be responsible for the operating expenses of the General Partner, except to the extent the same constitute operating expenses relating to the business of the Partnership and/or the Subsidiaries for which the General Partner is entitled to reimbursement pursuant to the foregoing sentence.

5.5  Salaries of Principals.

Except as expressly authorized under this Agreement, the General Partner and its Affiliates (including, without limitation, the Principals) shall receive no salaries or other compensation from the Partnership.

5.6  General Partner Loans.

The General Partner and its Affiliates may advance funds to the Partnership for the use of the Partnership (a “GP Loan”) in paying costs relating to the acquisition of the Real Estate Assets or the Real Estate Investments, the operation of the Partnership, the Subsidiaries, the Real Estate Investments and/or the Real Estate Assets and satisfying the Partnership’s obligations (or the obligations of the Subsidiaries). In such event, the amount of such GP Loan (i) shall be a debt obligation of the Partnership to the General Partner (ii) shall accrue simple interest (which shall be calculated daily) at a rate of 10% per annum, and (iii) shall be repaid to it by the Partnership (prior to distributions to the Limited Partners) with accrued interest. Any such GP Loan (and interest accrued thereon) shall be payable and collectible only out of Partnership assets, and the Limited Partners shall not be personally obligated to repay any part thereof. GP Loans shall not require Limited Partner authorization. Any payment in respect of a GP Loan shall first be applied to accrued but unpaid interest thereon and then to the outstanding principal amount thereof. The General Partner shall give prompt notice to the Limited Partners upon making a GP Loan (which notice shall state the amount and terms thereof).

ARTICLE 6 - CAPITAL OF THE PARTNERSHIP

6.1  Obligation to Contribute.

6.1.1 Drawdowns.

Each Partner agrees to make Contributions to the Partnership, in accordance with and subject to the terms of this Agreement, in an amount equal to such Partner’s Subscription. All payments of Contributions shall be made at such times and in such amounts as are specified by the General Partner in Call Notices issued pursuant to Section 6.2, in drawdowns (“Drawdowns”) as provided in this Article 6.

6.1.2 Intentionally Omitted.

6.1.3 No Interest.

No interest shall accrue on any Contribution made by a Partner.

6.2  Call Notices.

6.2.1 General.

The General Partner shall specify the time of each Drawdown in a written notice (a “Call Notice”) given to the Limited Partners prior to the date of the Drawdown (the “Drawdown Date”).

6.2.2 Timing.

The General Partner shall give Call Notices to the Limited Partners at least 7 days prior to the Drawdown Date and shall send by nationally recognized overnight courier a copy thereof to each Limited Partner no later than the next Business Day after the date such Call Notice is so given.

6.2.3 Contents.

Each Call Notice shall set forth the name of the Partnership and:

(a)	The scheduled Drawdown Date and the total amount of Drawdown to be made by all Limited Partners on the Drawdown Date;
(b)	The required Drawdown to be made by the Limited Partner to which the notice is directed;
(c)	The Partnership account to which such Drawdown shall be paid, including wiring and routing information; and
(d)	A general description of the intended use of the funds subject to the Drawdown.

6.2.4 Rescission; Postponement.

Any Drawdown in respect of which a Call Notice has been delivered may be rescinded or postponed by the General Partner. The General Partner shall give prompt written notice (but in any event not later than two Business Days prior to the Drawdown Date) to each Limited Partner by facsimile of any such rescission or postponement, whereupon any rescheduled Drawdown Date shall constitute the Drawdown Date for all purposes under this Agreement. Without limiting the generality of the foregoing, if the Purchase Agreement is terminated, then the General Partner shall cancel all of the Subscriptions and shall dissolve the Partnership pursuant to the applicable provisions of this Agreement and the Act. In the event of a dissolution as described in the foregoing sentence, the General Partner shall be responsible for payment of all Organizational Expenses and the costs incurred in connection with such dissolution.

6.3  Contributions.

6.3.1 Form.

Each Contribution in respect of the Drawdown shall be made to the Partnership by wire or other transfer of federal or other immediately available funds by 11:00 a.m. (Boston time) on the relevant Drawdown Date to the account designated by the General Partner for such purpose.

6.3.2 No Partial Payments in Respect of the Drawdown.

Each Partner shall be obligated to make payment in full of the Drawdown on the Drawdown Date together with any and all interest or other amounts due thereon, and no Partner shall make (nor shall the Partnership be obligated to accept) any partial payments as to any Drawdown, except as otherwise expressly provided in this Agreement.

6.4  Failure to Make Required Payment.

6.4.1 Delay.

6.4.1.1 General.

Except to the extent such Partner is excused pursuant to any provision of this Agreement from paying all or any part of a Drawdown, upon any failure by a Partner to pay in full when due the part of the Drawdown to be paid by it on the Drawdown Date, interest will accrue at the Default Rate on the outstanding unpaid balance of such Drawdown, from and including such Drawdown Date until the earlier of the date of payment of such Drawdown or such time, if any, as such Limited Partner becomes a Defaulting Partner.

6.4.1.2 Payment before notice of default given.

If such Partner fails to pay any such amount when due but pays such amount (together with any accrued interest thereon) prior to the time it becomes a Defaulting Partner, the General Partner shall reflect in the records of the Partnership the amount paid by such Partner, with such amount treated as payment first of accrued interest to the extent thereof; provided, however, that no such payment of interest shall increase such Partner’s Contribution or reduce its Remaining Commitment.

6.4.1.3 Designation as Defaulting Partner.

A Limited Partner that has failed to make a payment in satisfaction of such Limited Partner’s Subscription (together with any interest or other amounts due) pursuant to the Call Notice by the close of business on the date that is two Business Days after the Drawdown Date and has also failed to make such payment on or before the date that is two Business Days after the General Partner has given written notice to such Limited Partner of its failure to make such payment, shall be deemed to be a “Defaulting Partner.”

6.4.2 Default Charge.

6.4.2.1 Imposition.

The Partners agree that the damages suffered by the Partnership as the result of any failure by a Limited Partner to make a Contribution or other payment to the Partnership that is required by this Agreement cannot be estimated with reasonable accuracy. As liquidated damages for such default (which each Partner hereby agrees are reasonable), the Capital Account of a Defaulting Partner shall be reduced by an amount equal to 25% of such Defaulting Partner’s Contribution at the time of the default (the “Default Charge”) and each Contribution made by such Defaulting Partner shall be deemed to be reduced by 25% for purposes of Section 13.2 and all purposes under Articles 7 and 8, including, without limitation, calculating such Defaulting Partner’s Unpaid Preferred Return, Internal Rate of Return and Contributions.

6.4.2.2 Reallocation.

(a)	The amount of any Default Charge levied against the Capital Account of a Defaulting Partner shall be allocated to and among the respective Capital Accounts of the non-defaulting Limited Partners in proportion to the positive balances in their respective Capital Accounts.
(b)	For purposes of Section 6.4.2.2(a):
(1)	The amount by which a Defaulting Partner’s Capital Account is reduced shall in no case exceed the Defaulting Partner’s positive balance in such Defaulting Partner’s Capital Account, respectively, immediately before the reduction;
(2)	If the Capital Account balance of the Defaulting Partner otherwise would be reduced below zero by the imposition of the full amount of any Default Charge, the Capital Account balance shall be reduced to zero and any excess shall be carried over and applied to reduce such Defaulting Partner’s Capital Account balance at such subsequent time or times as the Capital Account has a positive balance; and

(3)	Any increase in the Capital Accounts of non-defaulting Limited Partners as the result of the imposition of a Default Charge shall occur only at such time or times as the corresponding reduction in the Defaulting Partner’s Capital Account occurs.

6.4.3 Limitation on Distributions to Defaulting Partner.

6.4.3.1 Limitation on distributions before cure of payment default.

The General Partner, in its sole discretion, may cause the Partnership to withhold any distributions that otherwise would be made to a Defaulting Partner; provided, however, that if, on or before the date that is ten days after notice of a default was given to such Partner, such Partner has paid to the Partnership all amounts then due and payable, any distributions so withheld shall be delivered to such Partner at the end of that ten-day period.

6.4.3.2 Failure to cure default within ten days.

In the event that any Defaulting Partner does not make full payment to the Partnership of all amounts due and payable on or before the date that is ten days after notice of a default was given to such Partner, then, notwithstanding any other provision of this Agreement, the General Partner in its sole discretion may cause the Partnership to retain, and use for any purpose, any amounts otherwise distributable to such Defaulting Partner until such time as the Partnership makes its final liquidating distribution.

6.4.4 Alternative Option Remedy.

Separately, the General Partner, at its option, may apply the remedy set out in this Section 6.4.4 in respect of the Defaulting Partner, in lieu of the application of the Default Charge as provided in Section 6.4.2, such that the other Limited Partners (the “Optionees”) and the General Partner (to the extent such interest is not acquired by the Optionees) shall have the right and option to acquire the Partnership interest of such Defaulting Partner (as an “Optionor”), as follows:

(a)	When the Optionor becomes a Defaulting Partner in accordance with Section 6.4.1.3, the General Partner shall promptly notify the Optionees of the default and its election (which shall be in its sole discretion) to proceed under this Section 6.4.4. Such notice shall advise each Optionee of the portion of the Optionor’s interest available to it. The portion available to each Optionee shall be that portion of the Optionor’s interest that bears the same ratio to the Optionor’s entire interest as each Optionee’s Subscription bears to the aggregate Subscriptions of all the Optionees. The aggregate price for the Optionor’s interest shall be 75% of the lesser of (A) an amount equal (if any) to (1) the balance that would have been in the Optionor’s Capital Account as of the due date of the unpaid additional contribution if the Partnership had dissolved on such date and all allocations necessary to determine the closing Capital Accounts of the Partners under Section 10.2 had been effected less (2) the aggregate amount of any distributions made to the Optionor (with such distributions being valued at Fair Market Value as of the date of distribution pursuant to Section 14,4) under this Agreement which are effected from and after such due date to the date of purchase (which shall be the date of delivery of payment to Optionor in accordance with Section 6.5.5(e) below) of Optionor’s interest hereunder, but in no event less than zero or (B) an amount equal to (I) the aggregate amount of the Optionor’s Contributions less (2) the aggregate amount of any distributions made to the Optionor (with such distributions being valued at the Fair Market Value on the date of distribution pursuant to Section 14.4) from inception of the Partnership through the date of purchase of Optionor’s interest hereunder, but in no event Less than zero. The price for each Optionee shall be prorated according to the portion of the Optionor’s interest purchased by each such Optionee. The option granted hereunder shall be exercisable at any time within 3 Business Days after the date of the notice from the General Partner described above, such option exercisable by delivery to the Optionor in care of the General Partner of a notice of exercise of option together with any payment due therefor, which notice the General Partner shall promptly forward to the Optionor.

(b)	Should any Optionee not exercise its option within said 3 Business Day period provided in Section 6.4.4(a) above, the General Partner shall immediately notify the other Optionees, who shall have the right and option ratably among them to acquire the portion of the Optionor’s interest not so acquired (the “Remaining Portion”) within 2 Business Days after the date of the notice specified in this Section 6.4.4(b) on the same terms as provided in Section 6.4.4(a) above.
(c)	The amount of the Remaining Portion not acquired by the Optionees pursuant to Section 6.4.4(b) may be acquired by the General Partner within 2 Business Days of the expiration of the 2 Business Day period specified in Section 6.4.4(b) on the same terms as set forth in Section 6.4.4(a).
(d)	The amount of the Remaining Portion not acquired by the Optionees and the General Partner may, if the General Partner deems it in the best interests of the Partnership, be offered to any other individuals or entities on terms not more favorable to such parties than those applicable to the Optionees’ option. Any consideration received by the Partnership for such amount of the Optionor’s interest in excess of the price payable to the Optionor therefor shall be retained by the Partnership. In lieu of the foregoing, the General Partner may, if the General Partner deems it in the best interests of the Partnership, cause the Partnership to (A) repurchase on the same terms applicable to the Optionees’ options some or all of the amount of the Remaining Portion not acquired by the Optionees and the General Partner (the “Unpurchased Remaining Portion”) and (B) issue to any other individuals or entities (on terms not more favorable to such parties than those applicable to the Optionees’ option) partnership interests in the Partnership substantially identical in all respects to the Unpurchased Remaining Portion repurchased pursuant to clause (A) hereof; provided, however, that the Capital Account balance of such newly admitted Limited Partner shall be determined without reference to the Capital Account balance of the Optionor. Such newly admitted Limited Partner shall be deemed, solely for purposes of computing such Limited Partner’s Subscription, to have contributed to the capital of the Partnership the sum of the amount (if any) the Optionor had previously contributed to the Partnership with respect to the Unpurchased Remaining Portion that such Limited Partner’s interest replaced plus any amounts actually contributed to the capital of the Partnership pursuant to Section 6.4.4(e) (or any corresponding provision applicable to such Limited Partner). In the event that not all of the Remaining Portion is sold as provided herein, then with respect to such Unpurchased Remaining Portion (x) the Optionor shall be entitled only to receive an amount equal (if any) to the portion of its Capital Account balance representing the unsold Remaining Portion (with such balance being determined at the time of its failure to make one of the Contributions required of it hereunder, without adjustment for any unrecognized gains but adjusted for any unrecognized losses as of such date) such amount to be payable upon termination of the Partnership, without interest and (y) notwithstanding the provisions of Article 8, items of Net Profit or Net Loss or income or loss from Temporary Investments shall be allocated to the Capital Account of the Optionor so as to cause its positive Capital Account balance to equal at all times the amount (if any) it is entitled to receive pursuant to clause (x) hereof.

(e)	Upon exercise of any option or any other transfer hereunder, each Optionee or other transferee shall be obligated (A) to contribute to the Partnership that portion of the additional capital then due from the Optionor equal to the percentage of the Optionor’s interest acquired by such Optionee and (B) to pay the same percentage of any further contributions otherwise due from such Optionor and such Optionee’s or other transferee’s Subscription shall be appropriately adjusted to reflect such obligation and any capital previously contributed with respect to the purchased interest.
(f)	Upon the General Partner’s acquisition of a partnership interest pursuant to Section 6.4.4(c) above, the General Partner shall be treated to that extent as a Limited Partner, and the Optionor’s Capital Account shall be transferred to the General Partner as a Limited Partner’s Capital Account to the extent of General Partner’s acquisition.
(g)	Notwithstanding anything herein to the contrary, no transfer of an Optionor’s partnership interest pursuant to this Section 6.4.4 shall be permitted if the General Partner shall reasonably determine that such purchase and sale may result in a violation of the Securities Act.

6.4.5 Other Remedies.

The Partnership shall have all other remedies available under law to a limited partnership organized under the Delaware Act to enforce the collection from the Defaulting Partner of any unpaid Drawdowns for which a Drawdown Notice has been issued, any interest owed by such Defaulting Partner as provided in Section 6.4.1.1, all costs of collection (including attorneys’ fees), and interest at the Default Rate on all such costs from the date paid. All such other remedies shall be cumulative.

6.5  Admission After Initial Closing Date.

Any Limited Partner that is admitted to the Partnership after the Initial Drawdown Date (or increases its Subscription after the Initial Drawdown Date) shall in respect of its Limited Partner interest acquired (or increase in its Subscription) make a Contribution on the date of admission as a Limited Partner (or increase in its Subscription) equal to the amount of Contributions such Limited Partner would have contributed prior to the date of such admission as a Limited Partner (or increase in its Subscription) had such Limited Partner been admitted (or, as the case may be, increased) its Commitment on or prior to the Initial Drawdown Date (less any Contributions actually made prior to such date by any Limited Partner increasing its Subscription), plus an amount calculated as interest (compounded semi-annually on a 360-day basis) at the base rate of 10% per annum plus a premium of 2% per annum (all or part of which may be waived by General Partner in its sole discretion) from the dates such Capital Contributions would have been made; provided, however, that to the extent that any distributions with respect to Investments were made to Partners prior to the date that such Limited Partner was admitted to the Partnership (or increased its Subscription), the General Partner shall, in good faith, adjust the amounts required to be contributed by such Limited Partner pursuant hereto, to take into account any such prior distributions.

After payment of such amounts, the Limited Partner shall be deemed to have made its Contributions as of the applicable Drawdown Date(s) for purposes of calculating such Limited Partner’s Unpaid Preferred Return.

ARTICLE 7 — DISTRIBUTIONS

7.1  Amount, Timing and Form.

7.1.1 General.

(a)	Except as otherwise provided in this Agreement, the General Partner shall determine the amount, timing and form of all distributions made by the Partnership.
(b)	Notwithstanding anything to the contrary in this Article 7, the General Partner, in its sole discretion, may elect not to receive part or all of any distribution to which it otherwise would be entitled to under this Agreement and cause that amount to be distributed to all Limited Partners in proportion to their respective Contributions; provided, however, that the General Partner, in its discretion, may subsequently distribute to itself, out of funds available therefor, any amounts that it has previously elected not to receive pursuant to this Section 7.1.1(b), without regard to the other provisions of this Article 7.

7.1.2 Distributions in Cash.

Except as authorized by the General Partner, all distributions made before the commencement of the liquidation of the Partnership’s assets pursuant to Article 10 shall consist of cash.

7.2  Discretionary Distributions.

7.2.1 General.

Except as otherwise expressly provided in this Agreement, all distributions, including, without limitation, distributions of Distributable Proceeds, prior to the commencement of the liquidation of the Partnership’s assets pursuant to Article 10 shall be made in accordance with Section 7.2.2.

7.2.2 Amounts and Priority of Distributions.

Unless otherwise expressly provided herein, Distributable Proceeds shall be distributed as follows:

(a)	First, pro rata to the Limited Partners and the General Partner until each Partner’s Unpaid Preferred Return is reduced to zero, such amounts to be distributed to each Partner in the same proportion that the Unpaid Preferred Return of such Partner bears to the aggregate Unpaid Preferred Return of all Partners;
(b)	Second, pro rata to the Limited Partners and the General Partner until each Partner’s Contributions are reduced to zero, such amounts to be distributed to each Partner in the same proportion that the Contributions of such Partner bears to the aggregate amount of Contributions of all Partners; and
(c)	Thereafter, (i) 70% to the Limited Partners and the General Partner, such amounts to be distributed to each Partner in the same proportion that the Contribution of such Partner bears to the aggregate Contributions of all Partners, and (ii) 30% to the General Partner.

The General Partner will be entitled to withhold from any distributions amounts necessary to create, in its sole discretion, appropriate reserves for expenses and liabilities of the Partnership and the Subsidiary and any required tax withholdings.

7.3  Tax Distributions; Other Special Distributions.

7.3.1 Tax Distributions — General.

Except as provided in Section 7.3.2, the Partnership shall distribute, to the extent that Distributable Proceeds are available therefor, to each Partner in cash, with respect to each fiscal year, either during such year or within 90 days thereafter, an amount (a “Tax Distribution”) equal to the aggregate federal, state and local income tax liability allocable to such Partner’s ownership of an interest in the Partnership. The amount distributable to Partners pursuant to this Section 7.3.1 shall be determined by the General Partner in its reasonable discretion, taking into account the maximum combined United States federal, state and local tax rates that would be applicable to the General Partner if it were an individual and if all items of Partnership Net Profit and Net Loss were allocated to it.

7.3.2 Tax Distributions — Limitations.

The aggregate amount of Tax Distributions may be reduced or not made with respect to any fiscal year or other fiscal period if and to the extent of amounts distributed pursuant to Section 7.2 or Section 7.3.5.

7.3.3 Advances to Pay Estimated Taxes.

The Partnership may make Tax Distributions to all Partners during any Partnership fiscal year to enable them to satisfy their liability to make estimated tax payments with respect to such fiscal year or the preceding fiscal year based on calculations of the Partners’ estimated tax liability made pursuant to Section 7.3.1 as of such dates as the General Partner in its discretion may determine, subject to the following:

(a)	If the aggregate amount of Tax Distributions made to the General Partner with respect to any fiscal year exceeds the tax liability of the General Partner with respect to such fiscal year (calculated as of the end of such fiscal year or other fiscal period pursuant to Section 7.3.1), the General Partner shall treat such excess as an advance and return such excess to the Partnership without interest within ten Business Days after the Partnership’s accountants have determined that such excess Tax Distribution has been made; and
(b)	The Capital Account of the General Partner shall be increased by any amount returned by the General Partner to the Partnership pursuant to Section 73,3(a), but any Contribution by the General Partner shall not be affected by any such return.

7.3.4 Coordination of Tax Distributions and Other Distributions.

Discretionary Distributions made to any Partner in cash pursuant to Section 7.2 during any fiscal year or other fiscal period shall reduce dollar-for-dollar the amount of distributions that may be considered Tax Distributions to which such Partner would have been entitled pursuant to Section 7.2 with respect to such fiscal year or other fiscal period if the General Partner had exercised its discretion to make such Tax Distributions. Tax Distributions and other distributions to any Partner pursuant to Section 7.3 shall be credited dollar-for-dollar against Discretionary Distributions payable to such Partner pursuant to Section 7.2, except to the extent returned pursuant to Section 7.3.3(a).

7.3.5 Other Special Distributions.

(a)	Distributions of cash corresponding to amounts of Partnership income and gains (net of Partnership expenses and losses) that have been specially allocated to the Partners pursuant to Section 8.3 shall be made, at such time or times as the General Partner in its discretion shall determine and subject to the availability of funds therefor, to the Partners to whom net positive amounts of such income and gains have been allocated, in proportion to such allocations.

(b)	No distribution made to any Partner pursuant Section 7.3.5(a) shall be taken into account for purposes of Section 7.2 in determining the amount previously distributed to such Partner (it being intended that all amounts so allocated and distributed effectively shall be treated for this purpose as if such amounts had been earned outside the Partnership by the Partners receiving such allocations).

7.3.6 Safe Harbor Election.

(a)	The Partners agree that the General Partner is authorized and directed to make an election, on behalf of itself and of all Partners, to have the “Safe Harbor” of Section 3.03 of IRS Notice 2005-43 (or the corresponding provision in any Revenue Procedure or regulation issued pursuant to such Notice) (the “Safe Harbor”) apply irrevocably with respect to all Partner Interests transferred in connection with the performance of services by a Partner in a partner capacity or in anticipation of becoming a Partner, including any right of the General Partner to receive Carried Interest (such election, the “Safe Harbor Election”). The Safe Harbor Election shall be effective at such time as may be provided in future guidance provided by the Internal Revenue Service. If a Safe Harbor Election is made, the Partnership and each Partner agrees to comply with all requirements of the Safe Harbor with respect to all interests in the Partnership transferred in connection with the performance of services by a Partner in a partner capacity or in anticipation of becoming a Partner, whether such Partner was admitted as a Partner or as a transferee of a previous Partner. The General Partner shall cause the Partnership to comply with all record keeping requirements and other administrative requirements with respect to the Safe Harbor as shall be required by proposed or final regulations relating thereto, to the extent the General Partner so determines in its sole and absolute discretion.
(b)	In connection with the Safe Harbor Election, the Partners agree that the Carried Interest is a “Safe Harbor Partnership Interest” within the meaning of Section 3.02 of IRS Notice 2005-43 (or the corresponding provision in any Revenue Procedure or Treasury Regulation issued pursuant to such Notice) representing a profits interest received for services rendered or to be rendered to or for the benefit of the Partnership by the General Partner (in its capacity as Partner or in anticipation of becoming Partner).
(c)	Each Partner, by signing this Agreement or by accepting such transfer, hereby agrees (i) to comply with all requirements of the Safe Harbor Election (if made) with respect to any Safe Harbor Partnership Interest while the Safe Harbor Election remains effective, and (ii) that to the extent that such profits interest is forfeited after the date hereof and to the extent that allocations of income have been made to the General Partner with respect thereto and have not been matched with corresponding allocations of loss or deduction with respect thereto, or distributions with respect thereto that may be retained by the General Partner, the Partnership shall make special forfeiture allocations of gross items of deduction or loss (including, as may be permitted by or under Treasury Regulations to be adopted, notional items of deduction or loss) in accordance with IRS

Notice 2005-43 and the Treasury Regulations adopted under Sections 704(b) and 83 of the Code.

(d)	The General Partner shall file or cause the Partnership to file all returns, reports and other documentation as may be required, as determined by the General Partner, to perfect and maintain the Safe Harbor Election (if made) with respect to transfers of any Safe Harbor Partnership Interest without further vote or action of any other Person.
(e)	The General Partner hereby is authorized, directed and empowered, without further vote or action of the Partners or any other Person, to amend the Agreement as necessary to comply with the Safe Harbor requirements in order to provide for a Safe Harbor Election and the ability to maintain the same, and shall have the authority to execute any such amendment by and on behalf of each Partner pursuant to the power of attorney granted by this Agreement. Any undertaking by the Partners necessary to enable or preserve a Safe Harbor Election may be reflected in such amendments and, to the extent so reflected, shall be binding on each Partner.
(f)	Each Partner agrees to cooperate with the General Partner to perfect and maintain any Safe Harbor Election, and to timely execute and deliver any documentation with respect thereto reasonably requested by the General Partner at the expense of the Partnership.
(g)	No Transfer of any interest in the Partnership by a Partner shall be effective unless prior to such Transfer, the assignee or intended recipient of such interest shall have agreed in writing to be bound by the provisions of this Section 7.3.6, in a form satisfactory to the General Partner.

7.4  Tax Liability Matters.

7.4.1 General.

If the Partnership incurs any obligation to pay directly any amount in respect of taxes, including but not limited to withholding taxes imposed on any Partner’s or former Partner’s share of the Partnership gross or net income and gains (or items thereof), income taxes, and any interest, penalties or additions to tax (“Tax Liability”), or the amount of cash or other property to which the Partnership otherwise would be entitled is reduced as a result of withholding by other parties in satisfaction of any such Tax Liability:

(a)	All payments by the Partnership in satisfaction of that Tax Liability and all reductions in the amount of cash or Fair Market Value of property to which — but for such Tax Liability — the Partnership would have been entitled shall be treated, pursuant to this Section 7.4, as distributed to those Partners or former Partners to which the related Tax Liability is attributable;
(b)	Notwithstanding any other provision of this Agreement, subsequent distributions to the Partners shall be adjusted by the General Partner in an equitable manner so that, after all such adjustments have been made and to the extent feasible, the burden of taxes withheld at the source or paid by the Partnership is borne by those Partners to which such tax obligations are attributable (determined pursuant to Section 7.3.3); and

(c)	The General Partner in its sole discretion may cause any amount treated pursuant to Section 7.4.1(a) as distributed to any Partner or former Partner at any time that exceeds the amount (if any) of distributions to which such Person is then entitled under any provision of this Agreement to be treated for all purposes of this Agreement as if that excess amount had been loaned to such Person, in which event the General Partner shall cause the Partnership to give prompt written notice to such Person of the date and amount of such loan.

7.4.2 Repayment of Any Amounts Treated as Loans.

Each Partner covenants, for itself, its successors, assigns, heirs and personal representatives, that such Person shall pay any amount due to the Partnership at any time after notice of any loan described in Section 7.4.1(c) has been given, but not later than 30 days after the Partnership delivers a written demand to such Person for such repayment (which demand may be made at any time prior to or after the dissolution of the Partnership or the General Partner or the withdrawal of such Person or its predecessors from the Partnership); provided, however, that if any such repayment is not made within such 30-day period:

(a)	Such Person shall pay interest to the Partnership at the Prime Rate for the entire period commencing on the date on which the Partnership paid such amount and ending on the date on which such Person repays such amount to the Partnership together with all accrued but previously unpaid interest; and
(b)	The Partnership, at the discretion of the General Partner, shall (1) collect such unpaid amounts (including interest) from any distributions that otherwise would be made by the Partnership to such Person and/or (2) subtract from the Capital Account of such Person, no later than the day prior to the Partnership’s initial liquidating distribution, the amount of any such tax withholding (plus unpaid interest) not so collected, in each case treating the amount so collected or subtracted as having been distributed to such Person at the time of such collection or subtraction.

7.4.3 Operational Rules.

The General Partner, after consulting with the Partnership’s accountants or other advisers, shall determine the amount (if any) of any Tax Liability attributable to any Partner taking into account any differences in the Partners’ status, nationality or other characteristics. Any such determination regarding the amount of Tax Liability attributable to particular Partners shall be based on the manner in which the jurisdiction imposing the related tax would attribute that Tax Liability and, in making any such determination, the General Partner shall be entitled to treat any Partner as ineligible for an exemption from or reduction in rate of such tax under a tax treaty or otherwise except to the extent that such Partner provides the General Partner with such written evidence (including but not limited to forms or certificates executed by its managers and/or beneficial owners) as the General Partner or the relevant tax authorities may require to establish such Partner’s (or some or all of its beneficial owners’) entitlement to such exemption or reduction. The intent of this Section 7.4 is to ensure, to the maximum extent feasible, that the burden of any taxes withheld at the source or paid by the Partnership is borne by those Partners to which such tax obligations are attributable, and this Section 7.4 shall be interpreted and applied accordingly.

7.5  Certain Distributions Prohibited.

Anything in this Article 7 to the contrary notwithstanding:

(a)	No distribution shall be made to any Partner if, and to the extent that, such distribution would not be permitted under Sections 17-607(a) or 17-804(a) of the Delaware Act; and
(b)	No distribution other than a Tax Distribution shall be made to any Partner to the extent that such distribution, if made, would cause the deficit balance, if any, in the Capital Account of such Partner to exceed such Partner’s Restoration Amount or would further reduce an existing balance (as so determined) that is already negative in an amount exceeding such Partner’s Restoration Amount.

ARTICLE 8 - ACCOUNTS; ALLOCATIONS

8.1  Capital Accounts.

8.1.1 Creation and Maintenance.

There shall be established on the books of the Partnership a capital account for each Partner (such Partner’s “Capital Account”) that shall be:

(a)	Increased by (1) any Contributions made to the Partnership by such Partner pursuant to this Agreement, (2) any part of a Default Charge added to the Capital Account of such Partner pursuant to Section 6.4.2, and (3) any amounts in the nature of income or gain added to the Capital Account of such Partner pursuant to Sections 8.2, 8.3, 8.4 or 8.5; and
(b)	Decreased by (1) any distributions made to such Partner, (2) any Default Charge subtracted from the Capital Account of such Partner pursuant to Section 6.4.2; and (3) any amounts in the nature of loss or expense subtracted from the Capital Account of such Partner pursuant to Sections 8.2, 8.3, 8.4 or 8.5.

8.1.2 Compliance with Treasury Regulations.

The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Section 704(b) of the Code and Treasury Regulations Section 1.704-1(b), and shall be interpreted and applied in a manner consistent with such regulations. In the event that the General Partner shall determine that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto, are computed in order to comply with such regulations, the General Partner may make such modification, provided that it is not likely to have a material effect on the amounts distributable to any Partner pursuant to Articles 7 or 10 or the timing of such distributions.

8.2  Allocations of net profit or net loss.

8.2.1 Allocations Generally.

Net Profit or Net Loss for each fiscal year or other fiscal period shall be allocated among the Partners (and credited or debited to their Capital Accounts) in such manner that if the Partnership were to liquidate completely immediately after the end of such fiscal year or other fiscal period and in connection with such liquidation sell all of its assets and settle all of its liabilities at their then respective Carrying Values, the distribution by the Partnership of any remaining amounts to the Partners in accordance with their respective positive Capital Account balances (after crediting or debiting Capital Accounts for Net Profit or Net Loss for such fiscal year or other fiscal period) would correspond as closely as possible to the distributions that would result if the liquidating distributions had instead been made in accordance with the provisions of Sections 7.2 and 7.3. For purposes of maintaining the Capital Accounts, items of income, gain, loss, deduction, expense and credit shall be allocated to the Partners in the same manner as Net Profit or Net Loss are allocated, except where otherwise necessary to more closely achieve the result contemplated by the first sentence of this Section 8.2.1.

8.2.2 Variations Between Carrying Value and Adjusted Basis.

For tax purposes, all items of income, gain, loss, deduction, expense and credit (other than tax items corresponding to items allocated pursuant to Section 7.3) shall be allocated to the Partners in the same manner as are Net Profit and Net Loss, or the items specially allocated pursuant to Section 8.3, as the case may be; provided, however, that, in accordance with Section 704(c) of the Code, the Treasury Regulations promulgated thereunder and Treasury Regulation § 1.704-1(b)(4)(i), items of income, gain, loss, deduction, expense and credit with respect to any property whose Carrying Value differs from its adjusted basis for tax purposes shall, solely for tax purposes, be allocated among the Partners so as to take account of both the amount and character of such variation.

8.2.3 Nonrecourse Deductions.

Notwithstanding any other provision of this Agreement, (i) “partner nonrecourse deductions” (as defined in Treas. Reg. § 1.704-2(0), if any, of the Partnership shall be allocated for each fiscal year or other fiscal period to the Member that bears the economic risk of loss within the meaning of Treas. Reg. § 1.704-2(i), and (ii) “nonrecourse deductions” (as defined in Treas, § 1.704-2(b)), if any, of the Partnership shall be allocated for each fiscal year or other fiscal period in the same proportion as Net Profit and Net Loss for such fiscal year or other fiscal period.

8.2.4 Other Rules.

This Agreement shall be deemed to include “qualified income offset” and “minimum gain chargeback” provisions within the meaning of Treasury Regulations under Section 704(b) of the

Code and accordingly, prior to any allocation for a fiscal year or other fiscal period pursuant to this Article 8, items of gross income shall be specially allocated to the Partners so as to give effect to such provisions. Special allocations of items pursuant to this Section 8,2.4 shall be taken into account in computing subsequent allocations pursuant to this Article 8, so that the cumulative net amount of all items allocated to each Partner shall, to the extent possible, be equal to the amount that would have been allocated to such Partner if there had never been any special allocation pursuant to this Section 8.2.4.

8.2.5 Excess Nonrecourse Liabilities

Solely for purposes of determining a Partner’s proportionate share of the “excess nonrecourse liabilities” of the Partnership within the meaning of Treasury Regulations Section 1 .752-3(a)(3), the Partners’ interests in Partnership profits are as follows: General Partner zero percent (0%) and Limited Partners one hundred percent (100%) (in proportion to their Contributions).

8.3  Other Specially Allocated Items.

As of the end of each fiscal year or other fiscal period of the Partnership the following items shall be specially allocated in the manner set forth below.

8.3.1 Temporary Investment Income.

The net income or loss from Temporary Investments of the Partnership for such fiscal year or other fiscal period shall be allocated to the Limited Partners in proportion to their respective Contributions.

8.3.2 Transfer Expenses.

The unpaid Transfer Expenses (if any) of the Partnership for such fiscal year or other fiscal period shall be allocated to the transferor or the transferee of the Partnership interest involved to the extent required by Section 11.2.5.2.

8.3.3 Other Items.

Placement fees (if any) paid by the Partnership with respect to any Limited Partner’s interest in the Partnership shall be specially allocated to such Limited Partner at the time of payment.

8.4  Allocations When Interests Change.

8.4.1 General.

If any Person is admitted to the Partnership (or the Subscription of any existing Partner is increased) after the initial Drawdown Date, the General Partner shall adjust subsequent allocations of items of Partnership income, gain, loss and expense otherwise provided for in this Article 8 as necessary so that, after such adjustments have been made each Partner (including but not limited to any Partners admitted after the Initial Drawdown Date and all Partners whose Subscriptions have been increased after the Initial Drawdown Date) shall have been allocated an aggregate amount of such items equal in amount to the aggregate amount of such items such

Partner would have been allocated if it had been admitted to the Partnership on the Initial Drawdown Date with a Subscription equal to that set forth in Schedule A after such schedule has been revised to reflect such Partner’s admission or the increase in its Subscription.

8.4.2 Limitations.

The allocations otherwise required by Section 8.4.1 shall be limited to the extent necessary to ensure that:

(a)	No item of income, gain or deductible loss realized before the admission of any new Partner shall be allocated to such Partner pursuant to Section 8,4.1; and
(b)	Allocations to any existing Partner of income, gain or deductible loss realized prior to the increase in the Subscription of such Partner shall be limited to those permitted by Section 706 of the Code.

8.5  Limitation on Loss Allocations.

8.5.1 General.

(a)	If and to the extent that any allocation of Partnership items in the nature of loss or expense to any Partner would cause such Partner’s Capital Account to be negative in an amount which exceeds such Partner’s Restoration Amount or would further reduce an existing balance that is already negative in an amount that exceeds such Partner’s Restoration Amount, then such item(s) shall be allocated first to the Capital Accounts of the other Partners in proportion to the positive balances in their respective Capital Accounts until all such Capital Accounts are reduced to zero, then to the Capital Accounts of Partners with Restoration Amounts, in proportion to their respective Restoration Amounts, until each such Partner’s Capital Account is negative in an amount equal to such Partner’s Restoration Amount.
(b)	An allocation pursuant to Section 8.5,1(a) shall be made only if and to the extent that the deficit in such Partner’s Capital Account would exceed such Partner’s Restoration Amount after all allocations required by this Article 8 have been made tentatively as if Section 8.5 were not included in this Agreement.

8.5.2 Offset.

In the event that any special allocations of losses or expenses are made pursuant to Section 8.5.1, items of gross Partnership income and gain from subsequent periods shall be specially allocated to offset, to the extent feasible and as promptly as possible, such special allocations of loss or expense.

8.6  Timing of Allocations.

8.6.1 Year-End Allocations.

The General Partner shall cause the allocations required by this Agreement to be made no less frequently than as of the end of each fiscal year.

8.6.2 Adjustment in Timing of Allocations.

The General Partner, in its discretion, may cause the Partnership to make the allocations described in Article 8 at a time other than as of the end of a fiscal year on the basis of an interim closing of the Partnership’s books at such time. In that event, each short fiscal period attributable to any such interim closing shall constitute a fiscal year for purposes of this Article 8.

ARTICLE 9 - DURATION OF THE PARTNERSHIP

9.1  Term of Partnership.

The Partnership shall continue until the seventh anniversary of the Drawdown Date, unless it is sooner dissolved or as provided in Section 6.2.4, Section 9.2, Section 9.3 or Section 9.4 or by operation of law. Notwithstanding the foregoing, the term of the Partnership may be extended with the prior written consent of Partners (which, for avoidance of doubt, may include the General Partner) holding at least two-thirds (2/3) of the total Subscriptions; provided however, in no event shall any such extension of the term extend beyond the date that is two years following the expiration of the original seven year term.

9.2  Dissolution Upon Withdrawal of General Partner.

(a)	The Partnership shall be dissolved if there shall occur with respect to the General Partner any of the events of withdrawal described in Sections 17-402(a)(2) through 17-402(a)(11) of the Delaware Act.
(b)	If the General Partner suffers an event that, with the passage of the period specified in the Delaware Act, becomes an event of withdrawal under Section 17402(a)(4) or (5) of the Delaware Act, the General Partner shall notify each Limited Partner of the occurrence of such event within 30 days after the occurrence of such event (or within the maximum time then permitted under the Delaware Act).
(e)	The Partnership shall not be dissolved in the event of the dissolution, death, bankruptcy, insolvency, incompetence, disability, substitution or admission of any Limited Partner, or any other similar event involving the existence, status or organization of a Limited Partner.

9.3  Dissolution by Partners.

The General Partner, with the consent of the Limited Partners holding at least two-thirds (2/3) of the total Subscriptions, may dissolve the Partnership at any time on not less than 90 days prior written notice of such dissolution to the other Partners.

9.4  Dissolution Upon Final Real Estate Asset Sale Date.

The Partnership shall be dissolved upon the Final Real Estate Asset Sale Date.

ARTICLE 10 - LIQUIDATION OF ASSETS ON DISSOLUTION

10.1 General.

Following dissolution, the Partnership’s assets shall be liquidated in an orderly manner. The General Partner shall be the liquidator to wind up the affairs of the Partnership pursuant to this Agreement; provided, however, that if there shall be no remaining General Partner at that time, a majority in interest of the Limited Partners may designate one or more other Persons to act as the liquidator(s) instead of the General Partner. Any such liquidator, other than the General Partner, shall be a “liquidating trustee” within the meaning of Section 17-101(10) of the Delaware Act.

10.2 Liquidating Distributions.

(a)	The liquidator(s) shall pay or provide for the satisfaction of the Partnership’s liabilities and obligations to creditors. In performing their duties, the liquidator(s) are authorized to sell, exchange or otherwise dispose of the assets of the Partnership in such reasonable manner as the liquidator(s) shall determine to be in the best interest of the Partners.
(b)	Any Net Profit or Net Loss or other items realized in connection with the liquidation of the Partnership’s assets shall be allocated among the Partners pursuant to Article 8 (for purposes of this provision, using Fair Market Value in lieu of Carrying Value for any unliquidated property distributed in kind and deeming gain or loss to be realized on such property), and the remaining assets of the Partnership shall then be distributed to the Partners in cash or property pursuant to Section 7.2.2.
(c)	During the liquidation of the Partnership, the liquidator(s) shall furnish to the Partners the financial statements and other information specified in Section 14.3.

10.3 Expenses of Liquidator(s).

(a)	The expenses incurred by the liquidator(s) in connection with winding up the Partnership, all other losses or liabilities of the Partnership incurred in accordance with the terms of this Agreement, and reasonable compensation for the services of the liquidator(s) shall be borne by the Partnership.

(b)	If the General Partner serves as the liquidator, it shall not be entitled to additional compensation for providing services in such capacity; provided that the all applicable fees payable to the General Partner under this Agreement shall remain in effect during any winding up and liquidation of the Partnership.

10.4 Duration of Liquidation.

(a)	A reasonable time shall be allowed for the winding up of the affairs of the Partnership in order to minimize any losses otherwise attendant upon such a winding up.
(b)	The liquidator(s) shall use their reasonable efforts to carry out the liquidation in conformity with the timing requirements of Treasury Regulation Section 1.704-1(b)(2)(ii)(g), but will not be bound to do so or liable in any way to any Partner for failure to do so.

10.5 No Liability for Return of Capital.

10.5.1 General.

The liquidator(s), the General Partner and their respective partners, members, stockholders, officers, directors, managers, employees, agents and Affiliates shall not be personally liable for the return of the Contributions of any Limited Partner.

10.5.2 No Limited Partner Deficit Restoration Obligation.

No Limited Partner shall be obligated to restore to the Partnership any amount with respect to a negative Capital Account; provided, however, that this provision in no way shall affect the obligations of Partners to make payment of their Subscriptions and other required payments to the Partnership.

ARTICLE 11 - LIMITATIONS ON TRANSFERS AND WITHDRAWALS OF
PARTNERSHIP INTERESTS

11.1 No Transfer of General Partner’s Interest.

11.1.1 General.

The General Partner shall not assign, pledge, mortgage, hypothecate, give, sell or otherwise dispose of or encumber (collectively, “Transfer”) all or any part of its general partnership interest except to an Affiliate. Any attempted Transfer of the General Partner’s interest (other than to an Affiliate) shall be void. At all times at least two of the Principals shall control the General Partner and own indirect interests therein.

11.1.2 Removal for Cause.

The General Partner may be removed as the General Partner of the Partnership by vote of Limited Partners holding at least two-thirds (2/3) of the total Subscriptions if there is a final,

non-appealable determination by an arbitrator or court of competent jurisdiction that the General Partner has committed any action relating to the performance of the General Partner’s duties under this Agreement that constitutes gross negligence, fraud or willful misconduct that has had or will have a Material adverse effect on the Partnership. Any such removal shall be effective upon delivery of such written election to the General Partner.

11.2 Transfers of Limited Partnership Interests.

11.2.1 General.

(a)	No Transfer of a Limited Partner’s direct, indirect, legal, economic or beneficial interest in the Partnership, in whole or in part, shall be made other than pursuant to this Section 11.2. Any attempted Transfer of all or any part of the interest in the Partnership of a Limited Partner without compliance with this Agreement shall be void.
(b)	Every Transfer shall be subject to all of the terms, conditions, restrictions and obligations set forth in this Agreement.
(c)	Each Transfer shall be evidenced by a written agreement, in form and substance satisfactory to the General Partner, that is executed by the transferor, the transferee(s) and the General Partner.

11.2.2 Consent of General Partner.

The prior written consent of the General Partner, which may be granted or withheld in its reasonable discretion, shall be required for any Transfer of part or all of any Limited Partner’s direct, indirect, legal, economic or beneficial interest in the Partnership. Prior to approving any proposed Transfer, the General Partner shall consult with the Partnership’s tax advisors to determine whether such Transfer, if consummated, would cause the Partnership to undergo a technical termination for United States federal income tax purposes and, if so, whether such termination would be likely to cause material adverse United States federal income tax consequences, or the incurrence of material additional expense, by the Partnership or the Partners.

11.2.3 Other Prohibited Legal Consequences.

No Transfer shall be permitted, and the General Partner shall withhold its consent with respect thereto, if such Transfer would:

(a)	Result in violation of the registration requirements of the Securities Act;
(b)	Require the Partnership to register as an investment company under the United States Investment Company Act of 1940, as amended;
(e)	Result in the Partnership being classified for United States federal income tax purposes as an association taxable as a corporation.

11.2.4 Opinion of Counsel.

Any Transfer otherwise permitted hereunder shall be made only upon receipt by the Partnership of a written opinion of counsel for the Partnership, or of other counsel reasonably satisfactory to the Partnership, in form and substance satisfactory to the General Partner (which opinion shall be obtained at the expense of the transferor), as to compliance with Section 11.2.3 and such other legal matters as the General Partner may reasonably request. The General Partner may, in its sole discretion, waive the requirement to deliver an opinion.

11.2.5 Transfer Expenses.

11.2.5.1 Required reimbursement.

The transferor of any interest in the Partnership hereby agrees to reimburse the Partnership, at the request of the General Partner, for any expenses reasonably incurred by the Partnership in connection with such Transfer, including any legal, accounting and other expenses (“Transfer Expenses”), whether or not such Transfer is consummated.

11.2.5.2 Collection.

(a)	At its election, the General Partner may seek reimbursement of such Transfer Expenses either through a direct reimbursement by the transferor or through a charge to the transferor’s Capital Account.
(b)	If the transferor has not reimbursed the Partnership for any Transfer Expenses incurred by the Partnership in consummating a Transfer within ten days after the General Partner has delivered to such Partner written demand for payment, the General Partner, in its sole discretion, may charge the transferee’s Capital Account with any such Transfer Expenses.

11.2.6 Admission of Substituted Limited Partners.

The transferee of an interest in the Partnership transferred pursuant to this Article 11 that is admitted to the Partnership as a substituted Limited Partner shall succeed to the rights and liabilities of the transferor Limited Partner and, after the effective date of such admission, the Subscription, Contribution and Capital Account of the transferor shall become the Subscription, Contribution and Capital Account, respectively, of the transferee, to the extent of the interest transferred.

11.3 No Withdrawal Rights.

No Partner shall have the right to withdraw its capital and profits from the Partnership, or to demand and receive any Partnership property in exchange for such Partner’s interest in the Partnership, except to the extent expressly set forth in this Agreement.

ARTICLE 12 - EXCULPATION AND INDEMNIFICATION

12.1 Exculpation.

12.1.1 General.

(a)	No Covered Person shall be liable to the Partnership or any Partner for any loss suffered by the Partnership or any Partner which arises out of any investment or any other action or omission of such Covered Person if (1) such Covered Person determined, in good faith, that such course of conduct was in, or not opposed to, the best interest of the Partnership and, with respect to any criminal action or proceeding, had no reasonable cause to believe such Person’s conduct was unlawful, and (2) such course of conduct did not constitute a breach of such Person’s fiduciary duty to the Partnership or gross negligence or willful misconduct of such Covered Person.
(b)	For purposes of 12.1.1(a), “Covered Person” shall mean the General Partner (including without limitation the General Partner acting as Tax Matters Partner or as liquidator), its member(s), each officer, director, manager and member or partner of the member(s) of the General Partner and each partner, member, stockholder, officer, director, manager, employee, agent or Affiliate of any of the foregoing.

12.1.2 Activities of Others.

No Covered Person shall be liable for the negligence, whether of omission or commission, dishonesty or bad faith of any employee, broker or other agent of the Partnership selected by any Covered Person with reasonable care.

12.1.3 Liquidators.

No Person other than the General Partner that serves as liquidator pursuant to Article 10 shall be liable to the Partnership or any Partner for any loss suffered by the Partnership or any Partner which arises out of any action or omission of such Person, provided that such Person determined, in good faith, that such course of conduct was in, or was not opposed to, the best interest of the Partnership and, with respect to any criminal action or proceeding, had no reasonable cause to believe that such Person’s conduct was unlawful; provided, however, that this Section 12.1.3 shall not affect the General Partner’s right to exculpation pursuant to 12.1.1.

12.1.4 Advice of Experts.

No Covered Person and no Person serving as liquidator shall be liable to the Partnership or any Partner with respect to any action or omission taken or suffered by any of them in good faith if such action or omission is taken or suffered in reliance upon and in accordance with the opinion or advice as to matters of law of legal counsel, or as to matters of accounting of accountants, or as to matters of valuation of investment bankers or appraisers, provided that any such professional or firm is selected by any such Person with reasonable care.

12.2 Indemnification.

12.2.1 General.

The General Partner, its partners, members, direct and indirect owners, managers, employees and agents, each manager of the General Partner serving in that capacity, each liquidating trustee (if any) and each partner, member, direct and indirect owner, stockholder, director, officer, manager, employee, agent and Affiliate of any of the foregoing (each, an “Indemnitee”) shall be indemnified, subject to the other provisions of this Agreement, by the Partnership (only out of Partnership assets, including the proceeds of liability insurance) against any claim, demand, controversy, dispute, cost, loss, damage, expense (including attorneys’ fees), judgment and/or liability incurred by or imposed upon the Indemnitee in connection with any action, suit or proceeding (including any proceeding before any administrative or legislative body or agency), to which the Indemnitee may be made a party or otherwise involved or with which the Indemnitee shall be threatened, either (a) by reason of the Indemnitee’s activities on behalf of the Partnership or the Subsidiaries in furtherance of the interests of the Partnership and/or the Subsidiaries or (b) being at the time the cause of action arose or thereafter, the General Partner (including without limitation the General Partner acting as Tax Matters Partner or liquidator), a partner, member, employee or agent of the General Partner, a partner, member, stockholder, director, officer, manager, employee, agent or Affiliate of any of the foregoing, or a partner, member, director, officer, manager, employee, consultant or agent of any other organization in which the Partnership owns or has owned an interest or of which the Partnership is or was a creditor, which other organization the Indemnitee serves or has served as a partner, member, director, officer, manager, employee, consultant or agent at the request of the Partnership (whether or not the Indemnitee continues to serve in such capacity at the time such action, suit or proceeding is brought or threatened).

12.2.2 Effect of Judgment.

An Indemnitee shall not be indemnified with respect to matters as to which the Indemnitee shall have been finally adjudicated in any such action, suit or proceeding (a) not to have acted in good faith and in the reasonable belief that the Indemnitee’s action was in, or not opposed to, the best interests of the Partnership or to have acted with gross negligence or willful misconduct, or in breach of such Person’s fiduciary duty to the Partnership, or (b) with respect to any criminal action or proceeding, to have had cause to believe beyond any reasonable doubt the Indemnitee’s conduct was criminal.

12.2.3 Effect of Settlement.

In the event of settlement of any action, suit or proceeding brought or threatened, such indemnification shall apply to all matters covered by the settlement except for matters as to which the Partnership is advised by counsel (who may be counsel regularly retained to represent the Partnership) that the Person seeking indemnification, in the opinion of counsel, (a) did not act in good faith in the reasonable belief that such Person’s action was in, or not opposed to, the best interest of the Partnership, or (h) acted with gross negligence or willful misconduct, or in breach of such Person’s fiduciary duty to the Partnership, or, with respect to any criminal action or proceeding, that the Person seeking indemnification had cause to believe beyond any reasonable doubt that such Person’s conduct was criminal.

12.2.4 Advance Payment of Expenses.

The Partnership shall pay the expenses incurred by an Indemnitee in connection with any such action, suit or proceeding, or in connection with claims arising in connection with any potential or threatened action, suit or proceeding, in advance of the final disposition of such action, suit or proceeding, upon receipt of an enforceable undertaking by such Indemnitee to repay such payment if the Indemnitee shall be determined to be not entitled to indemnification for such expenses pursuant to this Article 12; provided, however, that in such instance the Indemnitee is not defending an actual or threatened claim, action, suit or proceeding against the Indemnitee by the Partnership and/or the General Partner (or by the Indemnitee against the Partnership and/or the General Partner).

12.2.5 Insurance.

At its election, the General Partner, on behalf of the Partnership, may cause the Partnership to purchase and maintain insurance, at the expense of the Partnership and to the extent available, for the protection of the General Partner, any partner, member, officer, director, manager, employee, agent or Affiliate of the General Partner, any member of the Investment Advisory Board or any partner, member, stockholder, officer, director, manager, employee, agent or Affiliate of any of the foregoing against any liability incurred by such Person in any such capacity or arising out of his status as such, whether or not the Partnership has the power to indemnify such Person against such liability.

12.2.6 Other Provisions.

12.2.6.1 Successors.

The foregoing right of indemnification shall inure to the benefit of the executors, administrators, personal representatives, successors or assigns of each such Indemnitee.

12.2.6.2 Rights to indemnification from other sources.

The rights to indemnification and advancement of expenses conferred in this Section 12.2 shall not be exclusive and shall be in addition to any rights to which any Indemnitee may otherwise be entitled or hereafter acquire under any law, statute, rule, regulation, charter document, by-law, contract or agreement.

12.2.6.3 Discretionary limitation by General Partner.

Notwithstanding Section 12.2.1, the General Partner in its sole discretion may limit or eliminate indemnification payments that otherwise would be made by the Partnership to any Indemnitee other than a Person serving as liquidator pursuant to Article 10.

12.3 Limitation by Law.

If any Covered Person or Indemnitee or the Partnership itself is subject to any federal or state law, rule or regulation which restricts the extent to which any Person may be exonerated or indemnified by the Partnership, then the exoneration provisions set forth in 12.1 and the indemnification provisions set forth in Section 12.2 shall be deemed to be amended, automatically and without further action by the General Partner or the Limited Partners, to the minimum extent necessary to conform to such restrictions.

ARTICLE 13 - AMENDMENTS, VOTING AND CONSENTS

13.1 Amendments.

13.1.1 Consent of Partners.

Except as otherwise provided in this Agreement, the terms and provisions of this Agreement may be waived, modified, terminated or amended, during or after the term of the Partnership, only with the prior written consent of the General Partner and Limited Partners holding at least two-thirds (2/3) of the total Subscriptions; provided, however, that any provision of this Agreement requiring the written vote or consent of a greater percentage in interest of Limited Partners may be waived, modified, terminated or amended only with the vote or written consent of the General Partner and such greater percentage in interest of Limited Partners as is required by such provision.

13.1.2 Limitations.

No amendment shall dilute the relative interest of any Partner in the profits or capital of the Partnership or in allocations or distributions attributable to the ownership of such interest without the prior written consent of such Partner (except such dilution as may result from additional Subscriptions from the Partners or the admission of additional Limited Partners pursuant to this Agreement). This Section 13.1.2 shall not be amended without the unanimous consent of all Partners.

13.13 Notice of Amendments.

The General Partner shall furnish copies of any amendments to this Agreement to all Partners, other than changes in Schedule A to reflect the admission, withdrawal or substitution of Partners, changes in the addresses of Partners and changes in the Subscriptions of Partners (in each case occurring pursuant to this Agreement) which shall not require the consent of or notice to any Limited Partner.

13.1.4 Corrective Amendments.

Notwithstanding the other provisions of this Article 13, the General Partner, without the consent of any Limited Partner, may amend any provisions of this Agreement (a) to add to the duties or obligations of the General Partner or surrender any right granted to the General Partner herein; (b) to cure any ambiguity or correct or supplement any provision herein which may be inconsistent with any other provision herein or to correct any printing, stenographic or clerical errors or omissions in order that this Agreement shall accurately reflect the agreement among the Partners; and (c) to amend Schedule A. to provide any necessary information regarding any additional Limited Partner or substituted Limited Partner; provided that no amendment shall be made pursuant to this Section 13.1.4 unless the General Partner reasonably shall have determined that such amendment will not subject any Limited Partner to any material adverse economic consequences, alter or waive the right to receive allocations and distributions that otherwise would be made to any Limited Partner, or alter or waive in any material respect the duties and obligations of the General Partner to the Partnership or the Limited Partners.

13.2 Voting and Consents.

13.2.1 General.

Whenever action is required by this Agreement to be taken by a specified percentage in interest of the Limited Partners, such action shall be deemed to be valid if taken upon the written vote or written consent of those Limited Partners entitled to vote whose Contributions represent the specified percentage of the aggregate Contributions at the time of all Limited Partners entitled to vote. Similarly, whenever action is required by this Agreement to be taken by a specified percentage in interest of Limited Partners, such action shall be deemed to be valid if taken upon the written vote or written consent of those Limited Partners entitled to vote whose Contributions represent the specified percentage of the aggregate Contributions at the time of all Limited Partners entitled to vote.

13.2.2 Interests of General Partner and Affiliates.

In the event that the General Partner or any Affiliate of the General Partner acquires a limited partnership interest, that interest shall be deemed to be a Non-Voting Interest.

ARTICLE 14 - ADMINISTRATIVE PROVISIONS

14.1 Keeping of Accounts and Records; Certificate of Limited Partnership.

14.1.1 Accounts and Records.

At all times the General Partner shall cause to be kept proper and complete books of account, in which shall be entered fully and accurately the transactions of the Partnership. Such books of account shall be kept on such method of accounting as the General Partner may from time to time determine. The General Partner shall also maintain: (a) an executed copy of this Agreement (and any amendments hereto); (b) the Certificate of Limited Partnership of the Partnership (and any amendments thereto); (c) executed copies of any powers of attorney pursuant to which any certificate has been executed by the Partnership; (d) a current list of the full name, taxpayer identification number (if any) and last known address of each Partner set forth in alphabetical order; (e) copies of all tax returns filed by the Partnership for each of the prior three years; and (f) all financial statements of the Partnership for each of the prior three years. These books and records shall at all times be maintained at the principal office of the Partnership.

14.1.2 Certificate of Limited Partnership.

The Certificate of Limited Partnership of the Partnership was filed for record in the office of the Secretary of State of the State of Delaware on January 12, 2012. The Partnership and the General Partner shall file for record with the appropriate public authorities any amendments thereto and take all such other action as may be required to preserve the limited liability of the Limited Partners in any jurisdiction in which the Partnership shall conduct operations.

14.2 Inspection Rights.

14.2.1 General.

(a)	At any time while the Partnership continues and until its complete liquidation and subject to Section 14.2.2, each Limited Partner may (a) fully examine and audit the Partnership’s books, records, accounts and assets, including bank balances, and (b) examine, or request that the General Partner furnish, such additional information as is reasonably necessary to enable the requesting Partner to review the investment activities of the Partnership, provided that the General Partner can obtain such additional information without unreasonable effort or expense.
(b)	Any such examination or audit may be undertaken either by such Limited Partner or a designee thereof. All expenses attributable to any such examination or audit shall be borne by such Limited Partner.

14.2.2 Limitations.

(a)	Any examination or audit undertaken pursuant to Section 14.2.1 shall be made (1) only upon 30 days’ prior written notice to the General Partner, (2) during normal business hours, and (3) without undue disruption.
(b)	The General Partner shall have the benefit of the confidential information provisions of Section 17-305(b) of the Delaware Act.

14.3 Financial Reports.

14.3.1 Annual Reports.

14.3.1.1 Annual financial statements.

The General Partner shall transmit to each Limited Partner, as soon as practicable after the close of each fiscal year, the financial statements of the Partnership for such fiscal year. Such financial statements shall include balance sheets of the Partnership as of the end of such fiscal year and of the preceding fiscal year, statements of income and loss of the Partnership for such fiscal year and the preceding fiscal year, and statements of changes in capital for such fiscal year and for the preceding fiscal year, all prepared in accordance with generally accepted accounting principles consistently applied in accordance with the terms of this Agreement and audited by an independent certified public accountant.

14.3.1.2 Tax information.

The General Partner shall also transmit to each Partner, within 90 days after the close of each fiscal year, such Partner’s Schedule K-1 (Internal Revenue Service Form 1065) or an equivalent report indicating such Partner’s share of all items of income or gain, expense, loss or other deduction and tax credit of the Partnership for such year, as well as the status of its Capital Account as of the end of such year, and such additional information as it reasonably may request to enable it to complete its tax returns or to fulfill any other reporting requirements, provided that the General Partner can obtain such additional information without unreasonable effort or expense.

14.4 Valuation.

Whenever valuation of Partnership assets or net assets is required by this Agreement, the General Partner shall engage one or more experienced and reputable real estate appraisal experts to determine the Fair Market Value of the Partnership’s Real Estate Investments and the General Partner shall determine the Fair Market Value of such other assets or net assets in good faith in accordance with this Section 14.4.

14.4.1 Goodwill and Intangible Assets.

(a)	In making any determination of the Fair Market Value of the assets of the Partnership, no allowance of any kind shall be made for goodwill or the name of the Partnership or of the General Partner, the Partnership’s office records, files and statistical data or any intangible assets of the Partnership in the nature of or similar to goodwill.
(b)	The Partnership’s name and goodwill shall, as among the Partners, be deemed to have no value and shall belong to the Partnership, and no Partner shall have any right or claim individually to the use thereof.
(c)	At the time of the Partnership’s final liquidating distribution, the right to the name of the Partnership and any goodwill associated with the Partnership’s name shall be assigned to the General Partner.

14.5 Annual Meetings.

The Partnership may hold annual meetings offering one or more classes of Limited Partners the opportunity to review and discuss the Partnership’s investment activity and portfolio. At the General Partner’s discretion, individual meetings may be held in lieu of, or in addition to, an annual meeting.

14.6 Notices.

14.6.1 Delivery.

Except where otherwise specifically provided in this Agreement, all notices, requests, consents, approvals and statements shall be in writing and, if properly addressed to the recipient in the manner required by Section 14.6.2, shall be deemed for purposes of this Agreement to have been delivered: (a) on the date of actual receipt if delivered personally to the recipient; (b) three Business Days after mailing by first class mail, postage prepaid; (c) one Business Day after the date of transmission by electronic facsimile transmission; or (d) one Business Day after deposit with a reputable overnight courier service.

14.6.2 Addresses.

A written document shall be deemed to be properly addressed, if to the Partnership or to any Partner, if addressed to such Person at such Person’s address as set forth in Schedule A, or to such other address or addresses as the addressee previously may have specified by written notice given to the other parties in the manner contemplated by Section 14.6.1.

14.7 Accounting Provisions.

14.7.1 Fiscal Year.

The fiscal year of the Partnership shall be the calendar year, or such other year as may be required by the Code.

14.7.2 Independent Accountants.

The Partnership’s independent public accountants shall be as designated by the General Partner from time to time.

14.7.3 Organizational Expenses.

14.7.3.1 General.

The Organizational Expenses of the Partnership shall be amortized for United States federal income tax purposes in accordance with Section 709 of the Code.

14.7.3.2 Placement fees.

The Partnership may incur and pay any finder’s fees, sales commissions or other related expenses in connection with the sale of an interest in the Partnership. Any such fees will be deemed a Partnership expense.

14.8 General Provisions.

14.8.1 Power of Attorney.

14.8.1.1 General.

Each of the undersigned by execution of this Agreement constitutes and appoints the General Partner as its true and lawful representative and attorney-in-fact, in its name, place and stead; to make, execute, sign, acknowledge and deliver or file (a) the Certificate of Limited Partnership and any other instruments, documents and certificates which may from time to time be required by any law to effectuate, implement and continue the valid and subsisting existence of the

Partnership, (b) all instruments, documents and certificates that may be required to effectuate the dissolution and termination of the Partnership in accordance with the provisions hereof and the Delaware Act, (c) all other amendments of this Agreement or the Certificate of Limited Partnership contemplated by this Agreement including, without limitation, amendments reflecting the addition, substitution or increased Subscription of any Partner, or any action of the Partners duly taken pursuant to this Agreement whether or not such Partner voted in favor of or otherwise approved such action, and (d) any other instrument, certificate or document required from time to time to admit a Partner, to effect its substitution as a Partner, to effect the substitution of the Partner’s assignee as a Partner, or to reflect any action of the Partners provided for in this Agreement.

14.8.1.2 Limitation.

No actions shall be taken by the General Partner under the power of attorney granted pursuant to this Section 14.8.1 that would have any adverse effect on the limited liability of any Limited Partner.

14.8.1.3 Survival.

The foregoing grant of authority (a) is a special power of attorney coupled with an interest in favor of the General Partner and as such shall be irrevocable and shall survive the death or disability of a Partner that is a natural person or the merger, dissolution or other termination of the existence of a Partner that is a corporation, association, partnership, limited liability company or trust, and (b) shall survive the assignment by the Partner of the whole or any portion of its interest, except that where the assignee of the whole thereof has furnished a power of attorney, this power of attorney shall survive such assignment for the sole purpose of enabling the General Partner to execute, acknowledge and file any instrument necessary to effect any permitted substitution of the assignee for the assignor as a Partner and shall thereafter terminate.

14.8.2 Execution of Additional Documents.

Each Partner hereby agrees to execute all certificates, counterparts, amendments, instruments or documents that may be required by laws of the various jurisdictions in which the Partnership conducts its activities, to conform with the laws of such jurisdictions governing limited partnerships.

14.8.3 Binding on Successors.

This Agreement shall be binding upon and shall inure to the benefit of the respective heirs, successors, assigns and legal representatives of the parties hereto.

14.8.4 Governing Law.

This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware.

14.8.5 Waiver of Partition.

Each Partner hereby irrevocably waives any and all rights that it may have to maintain an action for partition of any of the Partnership’s property.

14.8.6 Securities Law Matters.

Each Partner understands that in addition to the restrictions on transfer contained in this Agreement, it must bear the economic risks of its investment for an indefinite period because the Partnership interests have not been registered under the Securities Act or under any applicable securities laws of any state or other jurisdiction and, therefore, may not be sold or otherwise transferred unless they are registered under the Securities Act and any such other applicable securities laws or an exemption from such registration is available. Each Partner agrees with all other Partners that it will not sell or otherwise transfer its interest in the Partnership unless such interest has been so registered or in the opinion of counsel for the Partnership, or of other counsel reasonably satisfactory to the Partnership, such an exemption is available.

14.8.7 Contract Construction; Headings; Counterparts.

(a)	Whenever the context of this Agreement permits, the masculine gender shall include the feminine and neuter genders, and reference to singular or plural shall be interchangeable with the other.
(b)	The invalidity or unenforceability of any one or more provisions of this Agreement shall not affect the other provisions, and this Agreement shall be construed and reformed in all respects as if any such invalid or unenforceable provision(s) were omitted in order to give effect to the intent and purposes of this Agreement.
(c)	References in this Agreement to particular sections of the Code or the Delaware Act or any other statute shall be deemed to refer to such sections or provisions as they may be amended after the date of this Agreement.
(d)	Captions in this Agreement are for convenience only and do not define or limit any term of this Agreement.
(e)	This Agreement or any amendment hereto may be signed in any number of counterparts, each of which when signed by the General Partner shall be an original, but all of which taken together shall constitute one agreement or amendment, as the case may be.

[The remainder of this page has been intentionally left blank; signature pages follow.]

IN WITNESS WHEREOF, the undersigned have executed this Limited Partnership Agreement of TCG Cincinnati DRE LP as of the day, month and year first above written.

General Partner:

Trident Cincinnati DRE Management LLC

By: Trident Industrial Management LLC, its manager

By:      /s/ David Pizzotti

David Pizzotti, Member

COUNTERPART SIGNATURE PAGE TO THE LIMITED PARTNERSHIP
AGREEMENT OF TCI CINCINNATI DRE LP

General Partner:

Trident Cincinnati DRE Management LLC

By: Trident Industrial Management LLC, its manager

By: /s/ David Pizzotti

        David Pizzotti, Member

LIMITED PARTNER:

_____________________________

By: __________________________

Limited Partner Signature Page

IN WITNESS WHEREOF, the undersigned has executed this Agreement for the purchase of a limited partnership interest (the “Interest”) in TCG Cincinnati DRE LP (the “Partnership”). This page constitutes the signature page for each of (i) the Subscription Agreement for the purchase of the Interest as described, and in the amount, if any, set forth below, and (ii) the Limited Partnership Agreement of the Partnership. Upon acceptance by the General Partner, the undersigned shall be admitted as a Limited Partner of the Partnership and hereby authorizes this signature page to be attached to a counterpart of that certain Amended and Restated Limited Partnership Agreement of the Partnership executed by the General Partner.

Subscription		Plymouth Opportunity OP LP
Amount of Interest		(Print or Type Name of Limited Partner

$500,000		[Sign Here]:
By: Plymouth Opportunity REIT, Inc.,
Its General Partner

Social Security or	By:	/s/ Jeffrey E. Witherell
Federal Tax Identification No.:		Jeffrey E. Witherell
(Title, if applicable) Chief Executive Officer
45-2643280

Typed or printed name and		Preferred address for receiving
address of Subscriber:		communications (Do not complete
if already listed on prior column):
Plymouth Opportunity OP LP

Attn: Jeffrey E. Witherell, CEO		N/A

Two Liberty Square-10th Fl.

Boston, MA 02109
Type of Entity (e.g. individual, corporation, estate, trust, partnership, exempt organization, nominee, custodian):
Telecopier No.: n/a
e-mail: jeff.witherell@plymouthrei.com